Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

February 10, 2025

RenovoRx, Inc.

2570 W El Camino Real, Suite 320

Mountain View, CA 94040

Re: Registration Statement on Form S-3 (File No. 333-268302)

Ladies and Gentlemen:

We have acted as counsel to RenovoRx, Inc., a Delaware corporation (the “Company”), in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus initially filed on November 10, 2022 and declared effective on November 21, 2022 (the “Base Prospectus”) and the prospectus supplement dated February 6, 2025 (the Base Prospectus and the prospectus supplement, the “Prospectus”), relating to the offering by the Company of (i) 11,523,810 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) warrants to the underwriters to purchase up to 576,191 shares of Common Stock (the “Warrants,” together with such shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”) and we understand that the Shares and Warrants are to be offered and sold in the manner described in the Prospectus. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Shares have been duly authorized and, when issued against payment therefor as set forth in the Prospectus, will be validly issued, fully paid and non-assessable, (ii) when the Warrants are issued, delivered and paid for, such Warrants will be the legal binding obligations of the Company enforceable in accordance with their terms except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants, and (iii) upon exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the General Corporation Law of the State of Delaware, the laws of the State of New York and the securities laws of the United States of America, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

We consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on February 10, 2025, which is incorporated by reference in the Prospectus. We also consent to the reference of our firm under the caption “Experts” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the SEC promulgated thereunder, nor do we admit that we are experts with respect to any part of the Prospectus within the meaning of the term “expert” as used in the Securities Act or the related rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP